Exhibit 5.1

FAEGRE BAKER DANIELS LLP

1470 Walnut Street

Boulder, Colorado  80302

November 8, 2012

Encision Inc.

6797 Winchester Circle

Boulder, Colorado 80301

Re: Encision Inc.

Ladies and Gentlemen:

We have acted as counsel to Encision Inc., a Colorado corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), for the sale from time to time of 1,705,000 shares of the Company’s common stock (the “Shares”) by the Selling Stockholders named in the Registration Statement.  The Shares will be sold or delivered from time to time as set forth in the Registration Statement, the prospectus set forth therein, and any supplements thereto.

In such capacity, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, certificates, and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.  In connection with our opinion expressed below, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Colorado.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving this consent, we do not thereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

FAEGRE BAKER DANIELS LLP

By:	/s/ James H. Carroll
James H. Carroll